Exhibit 99.1

TOTAL AND IDT CLOSE ON OIL SHALE DEAL

NEWARK, NJ - (March 3, 2009): IDT Corporation (NYSE: IDT; IDT.C) today said that it has closed on the previously announced deal under which Total,  the fifth largest international integrated oil and gas company, acquired a fifty percent interest in IDT’s American Shale Oil,  LLC (AMSO) subsidiary.  The prospective deal was initially announced by both companies on January 14, 2009.

“Total’s considerable expertise in unconventional fuels and large scale oil and gas development will be an important asset going forward,” said Claude Pupkin, President of AMSO.  “Together, we will vigorously pursue environmentally responsible approaches to developing this vitally important national resource.  Our efforts could allow oil shale to make an important contribution to satisfy the world’s growing energy demand.”

AMSO is one of three holders of 10-year leases granted by the U.S. Bureau of Land Management to assess, test and demonstrate the potential for commercial shale oil production in western Colorado. Once AMSO has demonstrated that its technology is economically viable and environmentally acceptable, it will have the opportunity to expand its lease to 5,120 acres for commercial development.   The rights covered by the commercial preference lease are estimated to contain multi billion barrels of recoverable shale oil.

Currently, AMSO is undertaking site characterization work on its leasehold in Western Colorado.

About AMSO

American Shale Oil, LLC (AMSO), (www.amso.net) a subsidiary of IDT Corporation (www.idt.net), is one of three companies holding a U.S. Bureau of Land Management oil shale research, development and demonstration lease of government-owned lands in the Piceance Basin in northwest Colorado.

AMSO’s mission is to develop its proprietary technology into a commercially viable and environmentally sound method of producing commercial quantities of shale oil by using in-situ extraction processes.

About IDT Corporation

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words "believe,” "anticipate,” "expect,” "plan,” "intend,” "estimate,” "target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:
IDT Corporation
Bill Ulrey (973) 438-3838

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Synapse PR
Gil Nielsen (610) 704-6622